Exhibit 99.1

                                      NEWS RELEASE

Contact:	Mickey Foster Vice President Corporate and Investor Relations (732) 933-5140

FOR IMMEDIATE RELEASE

MILLENNIUM CHEMICALS COMPLETES EXCHANGE OFFER
FOR 9 1/4% SENIOR NOTES DUE 2008

Red Bank, New Jersey, January 8, 2003 -- Millennium Chemicals (NYSE-MCH) (“Millennium”) announced today that Millennium America Inc., a wholly owned subsidiary of Millennium, has exchanged substantially all of its previously unregistered outstanding 9 1/4% Senior Notes due 2008 ($100 million aggregate principal amount), which were issued on June 26, 2002 pursuant to exemptions from registration under applicable securities laws, for an equal principal amount of its 9 1/4% Senior Notes due 2008 that have been registered under the U.S. securities laws. The exchange notes have substantially the same terms (interest rate, maturity and redemption rights) as the previously unregistered outstanding notes.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

  The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride and other products, including zirconia, cadmium/selenium pigments and silica gel;
  The second-largest producer of acetic acid and vinyl acetate monomer in North America;
  A leading producer of fragrance chemicals; and,
  Through its partnership interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The aforementioned statements relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings. In addition, the information presented here is intended to be accurate as of this date. Forward-looking information is intended to reflect the opinions as of this date; and, such information will not necessarily be updated by the Company.